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Luby’s Inc.
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Fiscal 2013 was a productive year for our Company. We continued the progression of our brand growth strategy by opening new restaurants, acquiring new restaurants, entering into new culinary services contracts and growing our new store development pipeline. Our team focused on enhancing the customer experience through improved operations, service and leadership initiatives, quality targeted marketing and promotions, and enhanced menu offerings.

We grew our top line sales despite a tough economic environment in our industry. In fiscal 2013, which ended August 28, 2013, restaurant sales were $366.2 million, an increase of 12.8% from $324.5 million in fiscal 2012. At our core brands, Luby’s Cafeterias and Fuddruckers, we achieved restaurant sales gains by adding restaurants. However we experienced pressure on our operating margins due to higher operating costs, including increased investments in marketing our brands, softer than expected customer traffic, and commodities inflation. Year-over-year sales at Luby’s Cafeterias rose 1.1% to $231.2 million, while sales at Fuddruckers increased 3.5% to $99.2 million. Same-store sales were unchanged for fiscal 2013, compared to a 2.2% increase in fiscal 2012 and a 2.5% increase in fiscal 2011.

We opened seven restaurants in fiscal 2013, including a single building housing both a Luby’s Cafeteria and a Fuddruckers that sit side-by-side, which we refer to as a combination location, as well as five standalone Fuddruckers. The new combination restaurant location in the Houston metropolitan area exceeded our initial sales estimate. The seven locations opened in fiscal 2013, including the two restaurants at our new combination location, contributed $10.2 million to restaurant sales in the fiscal year. This increase in restaurant sales at our new locations was partially offset by three store closures in fiscal 2013. Our strategy of developing and opening combination units capitalizes on economies of scale and bolsters our unit economic potential compared to stand alone restaurants. We purchase one larger parcel of land, construct a single building with one shared wall and shared parking, and typically a shared outdoor patio seating area. From an operational perspective behind the scenes, the two restaurants function under the direction of a single general manager. From the perspective of our guests, we present two distinct restaurant brand choices, each with their own identities, interior and exterior décor, menus, entrances and dining rooms.

Near the end of our fiscal year, we relocated one cafeteria in South Texas from its location inside a shopping mall to our new building on a pad site in front of the mall. So far, we are very encouraged to see a surge in business similar to the experience we had with another relocation a year ago in the Houston area.

Our capital expenditures in fiscal 2013 totaled $31.3 million, and included investments of $14.3 million for new unit development, $4.8 million for the purchase of land, $5.3 million for the remodeling of existing restaurants, and $6.9 million for recurring maintenance capital spend.

For the approximately $5.3 million we invested during the past twelve months, we were able to remodel ten Luby’s Cafeterias, refresh four Fuddruckers, and completely refresh the restrooms at ten Fuddruckers. Over the past two years, we have remodeled twenty four Luby’s cafeterias and twenty one Fuddruckers. These remodeling efforts are vital to our business and will continue each year to ensure that our brands remain competitive and appealing to our guests.

During the fiscal year we also acquired Cheeseburger in Paradise, a twenty three location tropical-themed restaurant chain, in December 2012, for approximately $11.0 million. We are working diligently to rebuild the brand and improve the guest experience at Cheeseburger in Paradise.

We also amended and restated our revolving credit agreement with our lenders, increasing our credit facility to $70 million from $50 million and extending the expiration from September 1, 2014 to September 1, 2017. With our strong balance sheet and cash flow generation, we are positioned for continued growth.

We strengthened our marketing efforts in fiscal 2013 by increasing our marketing and advertising spend, a necessary investment to maintain and grow our customer base over the long-term. Our marketing investment for fiscal 2013 was 1.1% of restaurant sales, an increase from 0.7% of restaurant sales from fiscal 2012. At various points throughout the year we ran fun and engaging television campaigns in select markets. These campaigns were supplemented with targeted direct mail promotion pieces to entice our customers to increase frequency. In some larger markets, we also expanded our billboard advertising. We also increased our sponsorship of local sport teams to expand our local store marketing initiatives. These activities, combined with the personal attention of our restaurant managers, strengthened our partnership with the local communities we serve.

At Luby’s Cafeterias, same store sales rose 1.0% in the fourth quarter and rose 0.2% for the full year. Customer traffic increased 0.5% and average spend per customer was up 0.4% in the fourth quarter. We are encouraged by the positive reception from our customers to our continued menu development and associated marketing and advertising promotions. We also continued to enhance our menu offerings and options, including our healthier “Livin’ Smart” offerings which gained traction with our guests. Menu items such as Balsamic Chicken and Jamaican Jerk Tilapia were paired with a side and bread to offer a complete healthful and tasty meal for under six hundred calories. Also popular with our guests this year were our daily manager specials where a favorite Luby’s item is featured each day in our cafeterias.

Our Fuddruckers brand finished the year with a 0.2% increase in same store sales and a 3.5% increase in total sales to $98.0 million, despite a same store sales decline of 0.4% and a traffic decline of 2.5% in the fourth quarter. We are also making progress on gross margin improvement at Fuddruckers with food costs as a percentage of sales improving 30 basis points and Payroll and Related costs as a percentage of sales level compared to the prior year. We ended the year with sixty three company locations and one hundred and sixteen franchise locations. During fiscal 2013, we increased our future franchise location pipeline to 35 units, including 6 openings projected to take place in fiscal 2014.

Our Culinary Contract Services business increased the number of contracted locations to 21, up from 18 at the end of the prior fiscal year. During the fiscal year, we attracted six new accounts and three contracts expired without renewal. Culinary Contract Services profit increased over 50% to approximately $1.8 million in fiscal 2013 compared to approximately $1.2 million in fiscal 2012. Our focus on management fee-based accounts is paying off, as our margin in this business line expanded to 10.9% in fiscal 2013 from 6.6% last year. We were pleased to improve the mix and margin of this business line. The progress continued in early 2014 when we were awarded an agreement with a system of three hospitals in Houston, Texas, including food service for over 750 beds as well as a large retail food court component. These operations are expected to commence around March 2014.

We made progress integrating and rebuilding the Cheeseburger in Paradise brand. We appointed a new brand leader focused on operational improvements, converted all restaurants to our food distribution network, enhanced the level of operations and upgraded the menu. We still have much more to do, including realizing efficiencies and improving margins. Cheeseburger in Paradise, which was acquired in December 2012, generated $35.7 million in restaurant sales. We are in the process of converting one Cheeseburger in Paradise to a Fuddruckers restaurant in Algonquin, Illinois. We believe the demographics of that market will be better served through this conversion and will generate higher returns. Rebuilding the brand is still in progress. As we move forward, certain locations will require additional investments to improve profitability and in some cases closure or conversion. We recently closed two locations and are evaluating future use or disposal of the leasehold interest.

Due to increased operating and food costs at the core brands as well as the first year net loss of approximately $1.8 million from Cheeseburger in Paradise operations, income from continuing operations per diluted share before any special items for fiscal 2013 was $0.16 compared to income from continuing operations per diluted share before any special items of $0.22 last year.

As we move forward, our operational focus includes the following strategies:

●	Continuing to build highly effective leaders at our restaurants
●	Implementing customer traffic and sales building strategies including menu innovation and promotional activity at each of our restaurant brands
●	Growing our restaurant development pipeline by identifying and securing locations or opportunities with which to grow our brands
●	Expanding our Fuddruckers franchise pipeline by offering compelling restaurant prototypes, corporate support and attractive restaurant unit economics
●	Improving restaurant operating results

In fiscal 2014, we expect to grow same-store sales up to 1% from fiscal 2013 levels and grow total restaurant sales. We expect total restaurant sales to be in the range of $375 million to $385 million, including same-store sales improvement and the added contribution from new store openings, offset by store closings. New stores opening in fiscal 2014 are expected to contribute $8 to $10 million to total restaurant sales.

We anticipate investing approximately $35 to $40 million in capital expenditures in fiscal 2014, including $14 million for restaurant openings and beginning construction in fiscal 2014, up to $6 million in restaurant remodels, and $10 million to purchase parcels of land for new restaurant development.

So far in fiscal 2014, we have already opened one new Luby’s cafeteria in Eagle Pass, Texas. The restaurant has been well received by our customers and we are pleased with its early results. At our core brands of Luby’s and Fuddruckers, we will continue our remodeling program and have identified ten to fifteen locations to be remodeled in fiscal 2014.

We anticipate opening five to eight restaurants in fiscal 2014. This includes eight potential locations: two Luby’s and Fuddruckers combination locations equating to four restaurants, one Luby’s cafeteria already opened this fall, and three Fuddruckers. Four sites are currently under construction. As we move through the 2014 fiscal year, we will look to increase our pipeline of combination units, Luby’s units, Fuddruckers units, and selected conversion units focusing on high traffic locations close to our customers.

Moving forward, we will continue to mail shareholders a proxy report, including a letter to shareholders and our most recent 10K filing. However, we will no longer produce a paper version of the “wrap” portion of the report that consists primarily of marketing content and photos which will reduce the cost of producing and mailing the report. Consistent with most public companies, including many in our industry, this extra expense will be removed and is compliant with sustainability policies to reduce the use of paper which we have also achieved through posting our employee handbook electronically for internal use by employees and the employee option to receive electronic pay stub statements rather than printed copies. We will post a complete electronic annual report on our website, before the annual meeting. Please note that our 10K filing is also posted on our website at www.lubyinc.com several months before our annual shareholder meeting. In addition, earnings press releases, quarterly conference call replays and investor presentations are also available on our website throughout the year, as well as our marketing and promotional content. Investors can also contact the company via our investor relations email address, investors@lubys.com, to request that printed copies of any of these materials be mailed to them directly.

Our mission is that our guests, employees and shareholders are extremely loyal to our brands, value them as a significant part of their lives, and that our company’s performance makes it a leader in the regions it operates and in its sectors of the foodservice industry.

Our future is promising. Our brands will continue to delight our guests. Our new unit openings are expected to increase as we identify and add properties to our pipeline, we have plans to continue to invest in our core units through exterior and interior refreshes to maintain guest appeal, and we are working hard to drive increased customer traffic and sales while managing costs to drive profitability and enhance shareholder value.

We promise to breathe life into the experience of dining out and make every meal meaningful. Our goal is to serve our guests convenient, great tasting meals in a friendly environment that makes everyone feel welcome and at home. At Luby’s, it’s about real food, real ingredients and cooking that is made-from-scratch and prepared fresh daily. Meals are more than just food; they connect us to family and friends and create lasting memories.

At Fuddruckers, our mission is to serve the world’s greatest hamburger, using only 100% fresh, never frozen, All-American premium beef, scratch-made buns baked daily in our kitchens, and the freshest, highest quality ingredients on our “you top it” produce bar. With a focus on excellent food, attentive guest service, and an inviting atmosphere, we are committed to making every guest happy, one burger at a time!

The Name You Trust. The Taste They Love. We’re on a mission to redefine the contract food industry by providing tasty and healthy menus with customized solutions for health care, senior living, business and industry and higher education facilities. We promise to exceed the expectations of our clients and guests, and provide the quality of a restaurant dining experience in an institutional setting.

We all need a dose of Paradise. At Cheeseburger in Paradise we promise to provide a welcoming escape where the food is awesome, the cocktails are hand crafted and you can enjoy a one-of-a-kind Kicked Back Vibe. From our mouth-wateringly unique specialty burgers made with in-house fresh baked buns, to our unique coastal-themed entrees, we promise a tropical environment where our islander guests can leave behind the stress of everyday life and enjoy awesome food, exciting music and company.

CHRISTOPHER J. PAPPAS
President and Chief Executive Officer, Luby’s, Inc.